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                       Consent of Independent Accountants



We hereby consent to the use in the Statements of Additional Information constituting part of this Post-Effective Amendment No. 43 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated December 9, 1996, relating to the financial statements and financial highlights appearing in the October 31, 1996 Annual Reports to Shareholders of the 30 funds comprising UAM Funds, Inc., which appear in such Statements of Additional Information and to the incorporation by reference of our reports into the Prospectuses which constitutes part of this Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Independent Accountants" and "Reports" in the Prospectuses and under the heading "Financial Statements" in the Statements of Additional Information.



Price Waterhouse LLP
Boston, Massachusetts
December 31, 1996